Exhibit 8

ADOPTION AGREEMENT

This Adoption Agreement (the “Adoption Agreement”) is executed on April 29, 2014, by the undersigned (the “Holder”) pursuant to the terms of that certain Second Amended and Restated Investor Rights Agreement dated as of November 16, 2011 (the “Agreement”), by and among Agios Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the Purchasers listed therein, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder has acquired certain shares of common stock, $0.001 par value per share, of the Company (the “Stock”) pursuant to that certain Common Stock Purchase Agreement dated as of July 16, 2013 (the “Stock Purchase Agreement”), between the Company and Holder.

1.2 Agreement. In connection with the Stock Purchase Agreement, Holder hereby (a) agrees that the Stock shall be bound by and subject to the terms of the Agreement as Registrable Shares for all purposes thereunder and (b) adopts the Agreement with the same force and effect as if Holder were originally a Purchaser thereunder.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address listed below Holder’s signature hereto.

HOLDER:		ACCEPTED AND AGREED:

CELGENE ALPINE INVESTMENT CO., LLC		AGIOS PHARMACEUTICALS, INC.

By:	Celgene International Sarl, sole member	By:	/s/ David Schenkein
		Name:	David Schenkein
		Title:	Chief Executive Officer
By:	/s/ Perry Karsen
Name:	Perry Karsen
Title:	Authorized Person